Exhibit 99.1

CRISPR Therapeutics Announces Transition of Chief Financial Officer

ZUG, Switzerland and CAMBRIDGE, Mass. – October 14, 2021 – (GLOBE NEWSWIRE) — CRISPR Therapeutics (Nasdaq: CRSP), a biopharmaceutical company focused on creating transformative gene-based medicines for serious diseases, today announced the appointment of Brendan Smith as Chief Financial Officer, effective today. Mr. Smith brings more than 20 years of financial, operational and strategic leadership experience, including as CFO of Translate Bio. He succeeds Michael Tomsicek, who is retiring after four years of service to the Company. It is expected that Mr. Tomsicek will remain with the Company in an advisory role through the end of 2021 to help ensure a smooth transition.

“I’m excited to welcome Brendan to our leadership team. His appointment comes at a time of significant opportunity and growth for CRISPR Therapeutics,” said Samarth Kulkarni, Ph.D., Chief Executive Officer of CRISPR Therapeutics. “Brendan’s business and financial expertise will be important in helping us continue to evolve the Company and realize our mission of transforming the lives of patients with serious diseases.”

Dr. Kulkarni added: “On behalf of the Board of Directors, shareholders, and our employees, I want to thank Mike for his contributions as CFO and for his dedicated service since joining CRISPR Therapeutics. Mike has been a valuable part of the continued development of the Company, and we wish him all the best in his retirement and look forward to working with him on a smooth transition.”

Prior to CRISPR Therapeutics, Mr. Smith was the Chief Financial Officer & Corporate Strategy of Translate Bio, a leading mRNA company that was recently acquired by Sanofi for $3.2B. Mr. Smith is an accomplished executive with more than two decades of experience within high-growth biopharma environments where he made significant contributions in various operations and strategy positions. In these positions, Mr. Smith provided strategic financial leadership relating to long-term growth planning focused on operational efficiencies, building manufacturing and supply capabilities, and evaluation of business development opportunities and commercial planning assessments. Previously, as a Partner at Boston Consulting Group, Mr. Smith led integrated biopharma client engagements that included planning and executing on R&D strategy, operations, business development and deal diligence. Prior to that, Mr. Smith was VP, Head of Business Operations for Worldwide R&D at Pfizer, where he led financial and headcount planning across discovery and development operations. Prior, in his role as Executive Director, Head of Business Strategy and Operations for Biologics Pharmaceutical Sciences at Pfizer, Mr. Smith led manufacturing and financial operations for the company’s global biologics process development organization. Mr. Smith received a B.S. in Biochemistry from Worcester Polytechnic Institute and an M.B.A. from Harvard Business School.

About CRISPR Therapeutics

CRISPR Therapeutics is a leading gene editing company focused on developing transformative gene-based medicines for serious diseases using its proprietary CRISPR/Cas9 platform. CRISPR/Cas9 is a revolutionary gene editing technology that allows for precise, directed changes to genomic DNA. CRISPR Therapeutics has established a portfolio of therapeutic programs across a broad range of disease areas including hemoglobinopathies, oncology, regenerative medicine and rare diseases. To accelerate and expand its efforts, CRISPR Therapeutics has established strategic collaborations with leading companies including Bayer, Vertex Pharmaceuticals and ViaCyte, Inc. CRISPR Therapeutics AG is headquartered in Zug, Switzerland, with its wholly-owned U.S. subsidiary, CRISPR Therapeutics, Inc., and R&D operations based in Cambridge, Massachusetts, and business offices in San Francisco, California and London, United Kingdom. For more information, please visit www.crisprtx.com.

CRISPR THERAPEUTICS® word mark and design logo are trademarks and registered trademarks of CRISPR Therapeutics AG. All other trademarks and registered trademarks are the property of their respective owners.

Investor Contact:

Susan Kim

+1-617-307-7503

susan.kim@crisprtx.com

Media Contact:

Rachel Eides

+1-617-315-4493

rachel.eides@crisprtx.com

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